Exhibit 4

DESCRIPTION OF THE REGISTRANT'S SECURITIES REGISTERED PURSUANT TO  SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
General
People’s United Financial, Inc. ("People's United") authorized capital stock consists of 1,950,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share, of which 10,000,000 shares have been designated fixed-to-floating rate non-cumulative perpetual preferred stock, Series A (the "Series A preferred stock").
Common Stock
Holders of People's United common stock are entitled to dividends out of funds legally available for that purpose when, as, and if declared by the board of directors. The board of directors' right to declare dividends will be subject to the rights of any holders of the Series A preferred stock (as defined below) or any other preferred stock that People's United may issue in the future, or any other stock with superior dividend rights and People's United's legal ability to make certain other payments. People's United’s board of directors may fix the dividend rights and rates of preferred stock when it is issued.
Each holder of People's United common stock is entitled to one vote for each share held on each matter submitted for shareholder action. People's United common stock has no preferences, preemptive rights, cumulative voting rights, conversion rights, sinking fund privileges or redemption provisions. In the event of People's United's liquidation, dissolution or winding up, the holders of People's United's common stock would be entitled to ratably receive, after payment or provision for payment of all debts and liabilities and the full liquidation preferences of the Series A preferred stock, all of People’s United’s assets available for distribution. If People's United issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock in the event of liquidation or dissolution.
All outstanding shares of People's United common stock are fully paid and nonassessable.
The common stock of People's United is listed on the NASDAQ Global Select Market under the symbol "PBCT".
Preferred Stock
This section summarizes the general terms and provisions of the Series A preferred stock and the authority of People’s United’s board of directors to authorize the issuance of shares of preferred stock from time to time in one or more series. Reference is made to the Third Amended and Restated Certificate of Incorporation of People's United, as amended (the “certificate of incorporation”), and the Certificate of Designations, Powers, Preferences and Rights of the Series A preferred Stock (the “certificate of designations”) for complete information about the provisions of the Series A preferred stock.
People’s United’s board of directors is authorized to cause shares of preferred stock to be issued in one or more series and with respect to each such series fix (i) the designation of the series, (ii) the authorized number of shares of the series, which the board (except as otherwise provided in the creation of the series) may increase or decrease, (iii) the dividend rate or rates and the time or times at which and conditions upon which the dividends, if declared, will be payable, (iv) redemption rights, if any, for the shares of the series, (v) the amounts payable on the shares of the series in any liquidation, dissolution or winding up of People's United, (vi) whether the shares of the series will be convertible into another class of preferred stock or into common shares and (vii) any other powers, designations, preferences and other special rights that are not inconsistent with People's United's certificate of incorporation, the certificate of designations and the Delaware General Corporation Law.
Series A Preferred Stock
The Series A preferred stock ranks senior to shares of People's United common stock as to dividends and distributions in the event of liquidation or dissolution of People's United. The Series A preferred stock is not convertible into or exchangeable for any shares of common stock or other capital stock of People’s United, and does not have any preemptive rights. The Series A preferred stock is perpetual and has no maturity date.

Dividends. People’s United will pay dividends on the Series A preferred stock, when, as and if declared by its board of directors or a duly authorized committee of our board of directors. From the date of issuance to, but excluding, December 15, 2026 (the “Fixed Rate Period”), dividends on shares of the Series A preferred stock will be payable quarterly in arrears on the dividend payment dates at a rate of 5.625% per annum. From and including December 15, 2026 (the “Floating Rate Period”), dividends on shares of the Series A preferred stock will be payable at a floating rate equal to three-month LIBOR plus a spread of 4.02% per annum, payable quarterly in arrears. Dividends on shares of the Series A preferred stock will not be cumulative. If for any reason People’s United’s board of directors or a duly authorized committee of the board of directors does not declare a dividend on the Series A preferred stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period or be payable on the applicable dividend payment date, and People’s United will have no obligation to pay any dividend for that dividend period, whether or not dividends on the Series A preferred stock are declared for any future dividend period.
So long as any share of Series A preferred stock remains outstanding, unless full dividends on all outstanding shares of the Series A preferred stock in respect of the most recently completed dividend period have been declared and paid or a sum sufficient for the payment thereof set aside for such payment; (i) no dividend shall be declared or paid or a sum sufficient for the payment thereof set aside for payment and no distribution shall be declared or made or set aside for payment on any shares of stock that are junior to the Series A preferred stock, and (ii) no shares of stock that are junior to or in parity with the Series A preferred stock, if any, shall be repurchased, redeemed or otherwise acquired for consideration by People’s United, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by People’s United, subject to certain limited exceptions described in the certificate of designations.
Redemption. The Series A preferred stock is not subject to any mandatory redemption, sinking fund or other similar provisions. People’s United may redeem the Series A preferred stock in whole or in part, at its option, from time to time, on or after December 15, 2026, at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends for prior dividend periods and any accrued but unpaid (whether or not declared) dividends for the then-current dividend period to, but excluding, the redemption date. In addition, at any time within 90 days after a regulatory capital treatment event, as defined in the certificate of designations, People’s United, at its option, may redeem, the Series A preferred stock in whole, but not in part, at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends for prior dividend periods and any accrued but unpaid (whether or not declared) dividends for the then-current dividend period to, but excluding, the redemption date. Any redemption of the Series A preferred stock is subject to People’s United’s receipt of any required prior approvals from the Federal Reserve or any other regulatory authority and to the satisfaction of any conditions set forth in the capital rules or regulations of the Federal Reserve or any other regulatory authority applicable to the redemption of the Series A preferred stock.
Holders of the Series A preferred stock do not have any optional redemption rights.
Voting Rights. Except as provided below or as otherwise specifically required by law, the holders of the Series A preferred stock will have no voting rights.
If People’s United fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Series A preferred stock for six or more quarterly dividend periods, whether or not consecutive, the number of directors on People’s United’s board of directors shall be increased by two, and the holders of the Series A preferred stock shall have the right, voting separately as a class together with holders of any other equally ranked series of preferred stock that have similar voting rights, if any, to elect such two additional directors. When continuous noncumulative dividends for at least one year on all outstanding shares of Series A preferred stock shall have been paid, or declared and set apart for payment, the voting rights of the holders of the Series A preferred stock described above shall terminate.
So long as any shares of Series A preferred stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds in voting power of all outstanding shares of the Series A preferred stock, voting together as a separate class, shall be required to; (i) amend, alter or repeal any provision of the certificate of designations or certificate of incorporation so as to adversely affect the powers, preferences, privileges or rights of the Series A preferred stock, taken as a whole; or (ii) consummate a binding share exchange or reclassification involving the Series A preferred stock, or a merger or consolidation of People’s United with or into another entity unless (x) the shares of the Series A preferred stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity and (y) the shares of the remaining Series A preferred stock or new preferred securities have terms that are not materially less favorable than the Series A preferred stock.
The Series A preferred stock is listed on the NASDAQ Global Select Market under the symbol "PBCTP".